EXHIBIT 8.1

LUSE GORMAN POMERENK & SCHICK

A PROFESSIONAL CORPORATION

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 400

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

April 22, 2005

Board of Directors

Abigail Adams National Bancorp, Inc.

1130 Connecticut Avenue, NW

Washington, D.C. 20036

Board of Directors

Consolidated Bank & Trust Company

320 North First Street

Richmond, Virginia 23261-6823

Re:	Certain Federal Tax Consequences of the Acquisition of
Consolidated Bank & Trust Company

Dear Sir or Madam:

You have requested an opinion as to the federal income tax consequences of the following proposed transactions, pursuant to the Agreement and Plan of Merger by and between Abigail Adams National Bancorp, Inc., a Delaware corporation (“AANB”), and Consolidated Bank & Trust Company, a Virginia commercial bank (“CB&T”) (the Agreement and Plan of Merger shall be referred to as the “Merger Agreement”): (i) the organization by AANB of a wholly-owned subsidiary (“AANB Subsidiary”), and (ii) the merger of AANB Subsidiary with CB&T, with CB&T as the surviving entity (the “Merger”), whereby each of the issued and outstanding shares of CB&T common stock will automatically be converted into the right to receive either: (A) shares of AANB common stock based on an exchange ratio set forth in the Merger Agreement, or at the discretion of AANB, (B) $7.91 in cash per share of CB&T common stock (the “Merger Consideration”).1 This letter does not address the state and local tax consequences of the transactions. The terms used but not defined herein, whether capitalized or not, shall have the same meaning as in the Merger Agreement.

For purposes of this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, and (ii) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions below. In our examination, we have assumed the genuineness of all signatures where due execution and delivery are requirements to the effectiveness thereof, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or

[1]	Under the Merger Agreement, if the average closing price of AANB common stock is not less than $14.82, and not more than $22.24, each share of CB&T common stock will be converted into 0.534 shares of AANB common stock. If the average closing price of AANB common stock is more than $22.24, each share of CB&T common stock will be converted into a number of shares of AANB common stock equal to the quotient obtained by dividing $11.87 by the average closing price of AANB common stock. If the average closing price of AANB common stock is less than $14.82, AANB may in its sole discretion exchange each share of CB&T common stock for (i) a number of shares of AANB common stock obtained by dividing $7.91 by the average closing price of AANB common stock, or (ii) $7.91 in cash per share of CB&T common stock. In exchange for their shares of CB&T common stock, shareholders of CB&T will receive either all AANB common stock, or $7.91 in cash per share, but in no event a combination of AANB common stock and cash consideration.

LUSE GORMAN POMERENK & SCHICK

A PROFESSIONAL CORPORATION

Boards of Directors

Abigail Adams National Bancorp, Inc.

Consolidated Bank & Trust Company

April 22, 2005

photostatic copies and the authenticity of the originals of such copies. In rendering the opinion set forth below, we have relied, with the consent of AANB and the consent of CB&T upon certain written representations of each of the parties hereto (which representations we have neither investigated nor verified).

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, pertinent judicial authorities, interpretative rulings of the Internal Revenue Service and such other authorities as we have considered relevant. We have also assumed that the transactions contemplated by the Merger Agreement will be consummated strictly in accordance with the Merger Agreement.

Based solely upon and subject to the foregoing, it is our opinion that, under presently applicable law, the following will be the material federal income tax consequences of the transaction.

OPINION

Based solely upon the foregoing representations and information and assuming the transactions occur in accordance with the Merger Agreement (and taking into consideration the limitations at the end of this opinion), it is our opinion and we expect that under current federal income tax law:

1. The Merger, when consummated in accordance with the terms hereof, either will constitute a reorganization within the meaning of Section 368(a) of the Code, or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code;

2. For federal income tax purposes, no gain or loss will be recognized by AANB, AANB Subsidiary, or CB&T as a result of the Merger;

3. The exchange of CB&T common stock to the extent exchanged for AANB common stock will not give rise to the recognition of gain or loss for federal income tax purposes to the stockholders of CB&T;

4. The basis of the AANB common stock to be received (including any fractional shares deemed received for tax purposes) by a CB&T stockholder will be the same as the basis of CB&T common stock surrendered pursuant to the Merger in exchange therefore, increased by any gain recognized by such CB&T stockholder as a result of the Merger; and

5. The holding period of the shares of AANB common stock to be received by a stockholder of CB&T will include the period during which the stockholder held the shares of CB&T common stock surrendered in exchange therefor, provided the CB&T common stock surrendered is held as a capital asset at the effective time of the Merger.

The federal income tax opinions expressed above are rendered to the parties in the expectation that AANB exchanges solely shares of AANB common stock for CB&T common stock, plus any cash paid in lieu of fractional shares of AANB common stock pursuant to the Merger Agreement. In the event that AANB exchanges solely cash Merger Consideration in exchange for CB&T common stock, the federal income tax opinions expressed in paragraphs (1), (3), (4) and (5) above do not apply.

LUSE GORMAN POMERENK & SCHICK

A PROFESSIONAL CORPORATION

Boards of Directors

Abigail Adams National Bancorp, Inc.

Consolidated Bank & Trust Company

April 22, 2005

****

This opinion does not address the federal income tax consequences to certain holders of CB&T common stock who may be subject to special tax treatment. This opinion is based on current provisions of the Code, the Treasury regulations promulgated thereunder, and the interpretation of the Code and such regulations by the courts and the Internal Revenue Service, as they are in effect and exist at the date of this opinion. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinion could adversely affect our conclusion. No assurances are or can be given that the Internal Revenue Service or the courts will agree with the foregoing conclusions, in whole or in part, although it is our opinion that they should. While this opinion represents our considered judgment as to the proper federal income tax treatment to the parties concerned based upon the law as it exists as of the date of this letter, and the facts as they were presented to us, it is not binding on the Internal Revenue Service or the courts. In the event of any change to the applicable law or relevant facts, we would, of necessity, need to reconsider our views.

Sincerely,

/s/ Luse Gorman Pomerenk & Schick, P.C.

LUSE GORMAN POMERENK & SCHICK,

A Professional Corporation